Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

Restricted Stock Award #<<Restricted Shares>>«NUM»

«First_Name» «Middle_Name» «Last_Name», Grantee:

GILEAD SCIENCES, INC. (the “Company”), pursuant to its 2004 Equity Incentive Plan, as amended (the “Plan”) and this Restricted Stock Award Agreement (the “Agreement”), has this day granted to you, the grantee named above (“Grantee”), an award of Restricted Stock (“Restricted Stock Award”) consisting of shares of the common stock of the Company (the “Common Stock”), subject to the terms and conditions set forth in this Agreement and otherwise provided in the Plan. Any terms not defined herein shall have the meaning set forth in the Plan.

The details of your Restricted Stock Award are as follows:

1. The total number of shares of Common Stock subject to this Restricted Stock Award is «Restricted Shares_Granted» of Common Stock (the “Restricted Shares”). Subject to the limitations contained herein, the Restricted Shares shall vest and no longer be subject to forfeiture as described in the vesting schedule, below:

Restricted Shares	Vesting Event

[insert]	[insert]

The Restricted Shares shall vest as follows: [insert].

[Notwithstanding the foregoing, the Restricted Shares granted to a Grantee who qualifies as a Covered Employee will not vest until a Committee (or subcommittee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation has determined that the performance goals set forth above have been satisfied.]

2. Consideration of not less than the par value of the Company’s Common Stock, or $0.001 per share, has been paid by you to the Company for the Restricted Stock Award in the form of services rendered.

3. In the event a fractional portion of a Restricted Share vests, such fractional Restricted Share will be rounded down to the nearest whole number.

4. Notwithstanding anything to the contrary contained herein, you may not sell the Restricted Shares unless the Restricted Shares are then registered under the US Securities Act of 1933, as amended (the “Act”) or, if such Restricted Shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Act.

5.    (a) The Restricted Shares shall be issued by the Company and registered in your name on the stock transfer books of the Company. Such Restricted Shares shall remain in the physical custody of the Company or its designee at all times through the applicable Vesting Event and the lapse of the risk of forfeiture as specified in the vesting schedule, above.

(b) By accepting this Restricted Stock Award, you agree that the Company may require you to enter an arrangement providing for the payment by you to the Company of any federal, state or local tax or social security withholding obligation of the Company or a Related Entity arising by reason of (i) the grant of this Restricted Stock Award; (ii) the vesting and lapse of the risk of forfeiture to which the Restricted Shares are subject; (iii) payment of any dividends; or (iv) the sale of Restricted Shares following their vesting.

(c) To the extent that you are subject to U.S. federal income tax, you hereby acknowledge that you may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares (less any purchase price paid for the Restricted Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of your Restricted Stock Award. You should seek the advice of your tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock Award under federal, state, and any other laws that may be applicable. The Company and its Related Entities and their agents have not and are not providing any tax advice to you.

6. Subject to the restrictions set forth in the Plan and this Agreement, you shall possess all the rights and privileges of a shareholder of the Company while the Restricted Stock Award is subject to stop-transfer instructions, or otherwise held by the Company or its designee, including the right to vote and to receive dividends (if any).

7. The Restricted Stock Award and any interest therein may not be transferred, except by will or by the laws of descent and distribution, when the Restricted Shares are unvested. Any attempt to transfer any unvested Restricted Shares shall be null and void and without effect.

8. The term of this Restricted Stock Award commences on the date hereof and, unless sooner terminated as set forth in this Agreement or in the Plan, terminates on «Expiration_Date» (the “Expiration Date”).

Provided you remain in Continuous Active Service with the Company or a Related Entity (as described in Section 2(o) of the Plan), the Restricted Shares shall vest according to the vesting schedule, above. For purposes of facilitating the enforcement of the provisions of this paragraph, the Company may issue stop-transfer instructions on the Restricted Shares to the Company’s transfer agent, or otherwise hold the Restricted Shares, until the Restricted Shares have vested and you have satisfied all applicable tax and social security withholding obligations set forth in paragraph 5, above. Once you have satisfied such obligations, you are free to sell or otherwise dispose of the Restricted Shares.

In the event of termination of your Continuous Active Service (as described in Section 2(o) of the Plan) with the Company or a Related Entity for a reason other than death, disability or a Change in Control (as defined in the Plan) before the date on which a Vesting Event occurs or before the Expiration Date, whichever is earlier, any unvested Restricted Shares as of the date your Continuous Active Service ceases shall be automatically forfeited by you as of the date of termination, unless:

(a) such termination of Continuous Active Service is due to your permanent and total disability (as determined by the Company in its sole discretion), in which event the Restricted Stock Award shall terminate on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Active Service; or

(b) such termination of Continuous Active Service is due to your death, in which event the Restricted Stock Award shall terminate on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

If this Restricted Stock Award does not vest pursuant to the Vesting Event within the twelve (12) month or such earlier period described in subsections 8(a) and (b) above, the Restricted Stock Award shall be forfeited.

9. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or a Related Entity, or of the Company or a Related Entity to continue your service with the Company or the Related Entity. In the event that this Restricted Stock Award is granted to you in connection with the performance of services as a consultant or a director, references to employment, employee and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided, however, that no rights as an employee shall arise by reason of the use of such terms.

10. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

11. This Agreement is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this Agreement, including without limitation the provisions of Sections 5, 6, 7, and 8 of the Plan relating to Restricted Stock Award provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

12. This Agreement and the Plan set forth all of the rights and liabilities with respect to this Restricted Stock Award.

13. This Agreement shall be governed by, and subject to, the law of the State of California, without resort to that State’s conflict of law rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Restricted Stock Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

14. This Agreement is the entire understanding between the Grantee and the Company and its Related Entities regarding the acquisition of shares of Common Stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of any Awards previously granted to the Grantee under the Plan, the Company’s 1987 Stock Purchase Plan, the Company’s 1987 Incentive Stock Option Plan, the Company’s 1987 Supplemental Stock Option Plan, the Company’s 1991 Stock Option Plan, the Company’s 1995 Non-Employee Directors’ Stock Option Plan, the rights to purchase stock granted to the Grantee under the Company’s 1991 Employee Stock Purchase Plan or any Awards originally granted to the Grantee under the Vestar, Inc. 1988 Stock Option Plan, the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan, the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan or the Corus Pharma, Inc. 2001 Stock Plan.

Dated «Restricted Stock Award_Date»

Very truly yours, GILEAD SCIENCES, INC.

By:
John C. Martin
President and CEO

ATTACHMENT:

2004 Equity Incentive Plan

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